Exhibit 99(e)

BACKUP SERVICING AGREEMENT

among

CNH WHOLESALE RECEIVABLES INC.,
as Transferor

CASE CREDIT CORPORATION,
as Servicer

CNH WHOLESALE MASTER NOTE TRUST,
as Issuer

and

SYSTEMS & SERVICES TECHNOLOGIES, INC.
as Backup Servicer

Dated as of March 26, 2004

		Page

SECTION 5.6	Counterparts	12

SECTION 5.7	Notices	12

SECTION 5.8	Nonpetition Covenants	12

SECTION 5.9	Term	12

SECTION 5.10	Scope of Duties	12

SECTION 5.11	Limitation of Liability of Trustee	13

SECTION 5.12	Miscellaneous	13

SECTION 5.13	Confidentiality	13

Exhibit A	Transfer and Servicing Agreement
Schedule I	Description of Verification and Confirmation Duties
Schedule II	Form of Amendments

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THIS BACKUP SERVICING AGREEMENT, dated as of March 26, 2004, is made among CASE CREDIT CORPORATION, a Delaware corporation (the “Servicer”), CNH WHOLESALE RECEIVABLES INC., a Delaware corporation (the “Transferor”), CNH WHOLESALE MASTER NOTE TRUST, a Delaware statutory trust (the “Issuer”), and SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation ( “SST”).

WITNESSETH:

WHEREAS, the Servicer, the Transferor and the Issuer have entered into the Transfer and Servicing Agreement (as herein defined) a copy of which is attached hereto and made a part hereof as Exhibit A;

WHEREAS, the Issuer and the Servicer desire that the Backup Servicer perform certain backup servicing duties in accordance with the terms and provisions of this Agreement;

WHEREAS, the Issuer desires that the Backup Servicer assume the role of Successor Servicer in the event that the Servicer is terminated under the Transfer and Servicing Agreement; and

WHEREAS, the Backup Servicer is willing to perform the backup servicing duties specified herein and assume the role of Successor Servicer under the terms of the Transfer and Servicing Agreement, as amended as specified herein, pursuant to the conditions and for the consideration described herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1  Definitions. Unless otherwise specified herein, all terms defined in the Transfer and Servicing Agreement shall have the same meaning in this Agreement. Whenever capitalized and used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Agreement or “this Agreement”:  This Backup Servicing Agreement, all amendments and supplements thereto and all exhibits and schedules to any of the foregoing.

Available Funds: as defined in Section 3.1(d).

Backup Servicer:  Systems & Services Technologies, Inc., in its capacity as Backup Servicer under this Agreement, and its successors and assigns in such capacity.

Backup Servicer Account:  means the account designated as such, established and maintained pursuant to Section 4.02(e) of the Master Indenture.

Backup Servicer Fees: means the greater of (a) 1/12 of 0.015% of the Pool Balance as of the first day of each Collection Period and (b) $4,000.

Backup Servicer Fees and Expenses:  is defined in the Master Indenture.

Backup Servicer Termination Event:  An event described in Section 4.1.

Backup Servicing Duties:  The duties defined as such in Section 2.1.

Business Day:  means any day other than a Saturday, a Sunday or a day on which state banking institutions or banking corporations in The City of New York, New York, the City of Racine, Wisconsin, the City of Wilmington, Delaware and the City of St. Joseph, Missouri are authorized or obligated by law, regulation or executive order to remain closed.

Existing Indenture Supplements:  means, collectively, the Series 2003-1 Indenture Supplement (“Series 2003-1 Indenture Supplement”) between Issuer and Indenture Trustee dated September 30, 2003, the Series 2003-2 Indenture Supplement (“Series 2003-2 Indenture Supplement”) between Issuer and Indenture Trustee dated September 30, 2003, and the Series 2003-3 Indenture Supplement (“Series 2003-3 Indenture Supplement) between Issuer and Indenture Trustee dated September 30, 2003.

Future Indenture Supplements:  means, collectively, all of the Indenture Supplements (as defined in the Master Indenture) entered into after the date hereof.

Indenture Supplements:  means, collectively, the Existing Indenture Supplements and Future Indenture Supplements.

Indenture Trustee:  means JPMorgan Chase Bank, a New York banking corporation, not in its individual capacity but solely as Indenture Trustee under the Master Indenture, or any successor Indenture Trustee under the Master Indenture.

Initial Collection Period:  The first Collection Period commencing after the execution of this Agreement.

Master Indenture:  means the Indenture dated as of September 1, 2003 between the Issuer and the Indenture Trustee, as the same may be amended and supplemented from time to time.

Monthly Verification File:  means, with respect to any Series, a computer file in a format mutually acceptable to the Backup Servicer and Case Credit as Servicer, containing the information with respect to the Receivables for the preceding Collection Period necessary for the preparation of the Payment Date Statement.

Person:  Any legal person, including any individual, corporation, partnership, joint venture, estate, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

Servicing Transfer Date:  The Business Day next succeeding the expiration of the Transfer Period.

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Transfer and Servicing Agreement:  The Transfer and Servicing Agreement attached hereto as Exhibit A, as the same may be amended from time to time in accordance with its terms and with the consent of the Backup Servicer, which consent is not to be unreasonably withheld, including by the amendments contemplated by Schedule II hereto.

Transfer Notice:  Written notice to the Backup Servicer advising the Backup Servicer that (i) Noteholders holding Notes evidencing at least 66⅔% of the aggregate unpaid principal of the Notes of all Series have (A) consented to the amendments to the Transfer and Servicing Agreement specified on Schedule II hereto and (B) directed the Indenture Trustee to likewise consent to those amendments, (ii) the Indenture Trustee has consented to those amendments and (iii) active servicing duties for the Accounts are being transferred to the Backup Servicer.

Transfer Period:  A period of sixty (60) days following the Backup Servicer’s receipt of a Transfer Notice and prior to the date the Backup Servicer is to begin Successor Servicer duties for the Accounts and the related Receivables.

Verification and Confirmation Duties:  The duties defined as such in Section 2.1(a).

SECTION 1.2  Usage of Terms. With respect to all terms used in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to “writing”  include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the terms “include” or “including” mean “include without limitation” or “including without limitation.”

SECTION 1.3  Section References. All references to Articles, Sections, paragraphs, subsections, exhibits and schedules shall be to such portions of this Agreement unless otherwise specified.

ARTICLE II
ADMINISTRATION AND SERVICING OF RECEIVABLES

SECTION 2.1  Duties of the Backup Servicer.

(a)           Verification and Confirmation Duties. Unless and until the Backup Servicer or another Person is appointed as Successor Servicer, the Backup Servicer agrees to perform all of the duties of the Backup Servicer as identified on Schedule I hereto (collectively, the “Verification and Confirmation Duties”) on behalf of the Issuer in accordance with the terms of this Agreement. On or before the Determination Date, the Servicer shall deliver to the Backup Servicer the Payment Date Statement and Monthly Verification Files in a format acceptable to the Backup Servicer containing the information necessary for the performance of the Verification and Confirmation Duties relating to such Collection Period.

(b)           Active Servicing Duties. In the event the Servicer is terminated or otherwise ceases to function as the Servicer pursuant to the Transfer and Servicing Agreement, if the Indenture Trustee issues a Transfer Notice to the Backup Servicer and Servicer, then, prior to

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the expiration of the Transfer Period, Backup Servicer shall promptly execute a counterpart to the Transfer and Servicing Agreement, contemporaneously with an amendment to the initial terms of the Transfer and Servicing Agreement reflecting the terms set out on Schedule II hereto and upon the expiration of the Transfer Period Backup Servicer shall assume the rights, obligations and duties of a Successor Servicer as expressly set forth thereunder. For purposes of Section 8.01 of the Transfer and Servicing Agreement and, to the extent applicable, Section 10.02 of the Master Indenture, the Transferor, the Servicer and the Issuer all irrevocably consent to an amendment to the initial terms of the Transfer and Servicing Agreement, the Master Indenture and the Existing Indenture Supplements reflecting the terms set out on Schedule II hereto in the circumstances described above.

(c)           The Servicer covenants and agrees to perform within three weeks after receipt of the Transfer Notice (or on such later date as the Issuer and the Backup Servicer shall agree in writing) the following:

(i)            The Servicer shall provide to the Backup Servicer all necessary servicing files and records relating to the Accounts (as deemed necessary by the Backup Servicer at such time) and the Servicer shall provide to the Backup Servicer access to records and use by the Backup Servicer of all licenses, hardware, software and personnel necessary or desirable to collect the Receivables to the extent that any of the foregoing is not prohibited under any licensing or other agreements with third parties.

(ii)           The Servicer will provide to the Backup Servicer the servicing information necessary to prepare and distribute the Payment Date Statement required to be delivered under the Transfer and Servicing Agreement.

(d)           Prior to the expiration of the Transfer Period, the Servicer will send each Dealer written notice containing the following information:  (i) the date servicing will transfer to the Backup Servicer (the “Servicing Transfer Date”), (ii) the address, telephone number and department of the Backup Servicer which is able to answer questions regarding billing, (iii) notification that the legal terms and conditions of such Dealer’s obligations will not be affected by the servicing transfer and (iv) instructions as to how to handle any Account related questions. The Backup Servicer will consult with the Servicer concerning the form of any such notice. If the Servicer has failed to send this notice within three weeks after the Servicing Transfer Date, the Backup Servicer will send such a notice to each such Dealer on the Backup Servicer’s or Servicer’s stationery within four weeks of  the later of (A) the date the Backup Servicer executes a counterpart to the Transfer and Servicing Agreement and (B) the Servicing Transfer Date. The Servicer will provide the Backup Servicer with its stationery in an amount sufficient to allow for the sending of the notices described in this Section 2.1(d). The Servicer hereby irrevocably appoints the Backup Servicer as its attorney-in-fact for the purpose of sending such notices.

(e)           Upon the occurrence of the Servicing Transfer Date, the Servicer hereby irrevocably authorizes and grants to the Backup Servicer an irrevocable power-of-attorney to take any and all steps in the Servicer’s name and on behalf of the Servicer that are necessary or desirable to perform its duties hereunder, including collecting amounts due under the Receivables, endorsing the Servicer’s name on checks and other instruments representing Collections and enforcing the Receivables.

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SECTION 2.2  Representations and Warranties of Backup Servicer. The Backup Servicer represents and warrants as of the date of execution and delivery of this Agreement:

(i)            Organization and Good Standing. The Backup Servicer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement;

(ii)           Due qualification. The Backup Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the performance of its obligations under this Agreement;

(iii)          Power and Authority. The Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out the terms hereof; and the execution, delivery and performance of this Agreement have been duly authorized by the Backup Servicer by all necessary corporate action;

(iv)          Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(v)           No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof, do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of the Backup Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Backup Servicer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Backup Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Backup Servicer or any of its properties;

(vi)          No Proceedings. There are no proceedings or investigations pending or, to the Backup Servicer’s knowledge, threatened against the Backup Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Backup Servicer or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the

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Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement; and

(vii)         No Consents. The Backup Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

SECTION 2.3  Backup Servicing Termination.

(a)           Prior to the time the Backup Servicer receives a Transfer Notice, this Agreement may be terminated upon delivery of thirty (30) days advance written notice to the Backup Servicer of such termination. This Agreement shall be terminated pursuant to the previous sentence if (A) (i) the Servicer notifies the Issuer in writing that the Servicer has engaged a replacement backup servicer or a Successor Servicer, (ii) the agreement with such replacement backup servicer or Successor Servicer, as the case may be, is reasonably satisfactory to the Issuer in form and substance and (iii) the identity of such replacement backup servicer or Successor Servicer, as the case may be, is acceptable to the Issuer in its sole discretion or (B) Moody’s has advised the Issuer that the termination of this Agreement will not result in a downgrade or withdrawal of its ratings on the Notes.

(b)           Prior to the time the Backup Servicer receives a Transfer Notice, the Backup Servicer may terminate this Agreement for any reason in its sole judgment and discretion upon delivery of one hundred twenty (120) days advance written notice to the Issuer of such termination. In the event that the Backup Servicer delivers notice pursuant to the foregoing sentence, the Servicer agrees to cooperate with the Issuer, and to take such actions as the Issuer may reasonably request, in order to appoint a replacement backup servicer as promptly as possible.

SECTION 2.4  Backup Servicer Fees; Payment of Expenses by Backup Servicer. Unless and until the Backup Servicer or another Person is appointed as Successor Servicer, on the Payment Date relating to the Initial Collection Period and each Payment Date thereafter the Backup Servicer shall be entitled to receive the Backup Servicer Fees in accordance with the terms of the Transfer and Servicing Agreement. The Backup Servicer shall further receive all reimbursable Backup Servicer Expenses in accordance with the terms of the Transfer and Servicing Agreement and the Master Indenture. The Backup Servicer shall be required to pay all other expenses incurred by it in connection with its activities under this Agreement (including taxes imposed on the Backup Servicer and all expenses incurred in connection with reports to the Issuer).

ARTICLE III
THE BACKUP SERVICER

SECTION 3.1  Liability of Backup Servicer; Indemnities.

(a)           The Backup Servicer shall be liable hereunder only to the extent of the obligations in this Agreement specifically undertaken by the Backup Servicer and the representations made by the Backup Servicer. Other than as specifically set forth in this Backup

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Servicing Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.

(b)           The Backup Servicer shall indemnify, defend and hold harmless the Servicer, the Issuer and their respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Servicer or the Issuer through the Backup Servicer’s breach of this Agreement, the negligence, willful misfeasance or bad faith of the Backup Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(c)           The Servicer shall indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Servicer’s breach of this Agreement, the negligence, willful misfeasance or bad faith of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(d)           The Issuer shall (solely from Available Funds (as defined below)) indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Issuer’s breach of this Agreement, the negligence, willful misfeasance or bad faith of the Issuer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement. For purposes of the foregoing, “Available Funds” means (i) if the Existing Indenture Supplements have been amended as provided in Schedule II hereto, funds available for distribution pursuant to Section 3.01(h) and/or Section 3.05(f) of the Series 2003-1 Indenture Supplement and/or the Series 2003-2 Indenture Supplement, and/or pursuant Section 3.01(i) and/or Section 3.05(e) of the Series 2003-3 Indenture Supplement, (ii) prior to the effectiveness of any such amendment referred to in clause (i), funds that would otherwise be available for distribution to the Transferor as Shared Excess Available Interest Amounts or Shared Excess Available Principal Amounts pursuant to each of the Existing Indenture Supplements and (iii) with respect to all Future Indenture Supplements, funds available for distribution pursuant to comparable sections to those in clause (i). The Transferor irrevocably consents to the application of funds contemplated by clause (ii) of the preceding sentence.

(e)           The Backup Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to the Backup Servicer by or at the direction of the Servicer, including documents prepared or maintained by any Originator, or Servicer, or any party providing services related to the Receivables (collectively “Third Party”). The Servicer agrees to indemnify (subject to the limitation provided in Section 3.2 below) and hold harmless the Backup Servicer, its respective officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Backup Servicer may sustain in any way related to the

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negligence or misconduct of any Third Party with respect to the Receivables. The Backup Servicer shall have no duty, responsibility, obligation or liability (collectively “Liability”) for the acts or omissions of any such Third Party. If any error, inaccuracy or omission (collectively “Error”) exists in any information provided to the Backup Servicer and such Errors cause or materially contribute to the Backup Servicer making or continuing any Error (collectively “Continuing Errors”), the Backup Servicer shall have no liability for such Continuing Errors; provided, however, that this provision shall not protect the Backup Servicer against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in discovering or correcting any Error or in the performance of its duties contemplated herein.

In the event the Backup Servicer becomes aware of Errors and/or Continuing Errors which, in the opinion of the Backup Servicer, impair its ability to perform its services hereunder, the Backup Servicer shall promptly notify the Servicer and the Indenture Trustee of such Errors and/or Continuing Errors. The Backup Servicer shall discuss such Errors with the Servicer, and the Servicer and the Backup Servicer shall use their reasonable efforts to correct such Errors. If after such discussion such Errors are not promptly corrected, with the prior consent of the Indenture Trustee, the Backup Servicer may undertake to reconstruct any data or records appropriate to correct such Errors and/or Continuing Errors and to prevent future Continuing Errors. The Backup Servicer shall be entitled to recover its costs thereby expended as Backup Servicer Fees and Expenses in accordance with the Master Indenture and the Indenture Supplements.

(f)            Indemnification under this Article shall include, without limitation, reasonable fees and expenses of counsel (including but not limited to counsel who may be employees of the Backup Servicer) and expenses of litigation. If the indemnifying party has made any indemnity payments pursuant to this Article and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the indemnifying party. When the Backup Servicer incurs expenses after the occurrence of a Servicer Default, the expenses are intended to constitute expenses of administration under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or similar law.

(g)           The provisions of this Section shall survive the termination of this Agreement.

SECTION 3.2  Limitation on Liability. Neither the Backup Servicer, the Servicer, the Issuer nor any of their respective directors or officers or employees or agents shall be under any liability to the other, or any party to the Transaction Documents except as provided in this Agreement, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer, the Servicer, the Issuer or any such Person against any liability that would otherwise be imposed by reason of a breach of this Agreement, the inaccuracy of any of their respective representations or warranties set forth in this Agreement or willful misfeasance, bad faith or negligence in the performance of their respective duties, by reason of reckless disregard of obligations and duties under this Agreement or any violation of law by the Backup Servicer, the Servicer, the Issuer or such Person, as the case may be. The Backup Servicer, the Servicer, the Issuer and any of their respective directors, officers, employees or agents may rely in good faith

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on the advice of counsel (including but not limited to counsel who may be employees of the Backup Servicer or the Servicer, as the case may be) or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

SECTION 3.3  Corporate Existence. The Backup Servicer shall maintain its existence and rights as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have an adverse effect on the validity or enforceability of any Receivable or this Agreement or on the ability of the Backup Servicer to perform its duties under this Agreement.

SECTION 3.4  Insurance. The Backup Servicer shall maintain adequate insurance in amounts and with terms customarily subscribed by companies in the same industry performing similar functions to those of the Backup Servicer in its role as Backup Servicer or Successor Servicer, as applicable.

SECTION 3.5  Compliance with Laws. The Backup Servicer covenants with the parties hereto that, upon the expiration of the Transfer Period, the practices used or to be used by the Backup Servicer to monitor collections with respect to the Receivables and repossess and dispose of the Equipment related to the Receivables will be, in all material respects, legal, proper and in conformity with the requirements of all applicable federal and state laws, rules and regulations. Upon the expiration of the Transfer Period, the Backup Servicer will be in possession of all state and local licenses (including all debt collection licenses) required for it to perform its services hereunder, and none of such licenses shall have been suspended, revoked or terminated.

SECTION 3.6  Future Series. (a)  The Backup Servicer will continue to perform in its capacity as Backup Servicer hereunder and under the Transfer and Servicing Agreement notwithstanding the fact that the Issuer issues one or more additional Series of Notes from time to time as permitted under the Transaction Documents; provided however, that the Backup Servicer will only be obligated to continue to perform in its capacity as Backup Servicer hereunder and under the Transfer and Servicing Agreement if (A)(i) the applicable Series does not have any Enhancement Providers and (ii) the related Future Indenture Supplement contains provisions comparable to those required to be added to the Existing Indenture Supplements as set forth in Schedule II or (B) if so required pursuant to Section 3.6(b).

(b)  Prior to issuing a Series of Notes for which there will be an Enhancement Provider or for which the related Future Indenture Supplement does not contain provisions comparable to those required to be added to the Existing Indenture Supplements as set forth in Schedule II,  the Transferor will confirm with SST that it agrees (such agreement by SST not to be unreasonably withheld) to continue in its capacity as Backup Servicer following such issuance of Notes.

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ARTICLE IV
TERMINATION EVENTS

SECTION 4.1  Termination Event. For purposes of this Agreement, each of the following shall constitute a Termination Event (subsections (a) through (d) shall further constitute a “Backup Servicer Event of Default”):

(a)           Failure on the part of the Backup Servicer duly to observe or perform in any material respect any covenant or agreement of the Backup Servicer set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Servicer; or

(b)           (i) The commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (ii) the entry of a decree or order for relief by a court or regulatory authority having jurisdiction in respect of the Backup Servicer in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future, federal or state, bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Backup Servicer or of any substantial part of its properties or ordering the winding up or liquidation of the affairs of the Backup Servicer; or

(c)           The commencement by the Backup Servicer of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Backup Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Backup Servicer or of any substantial part of its property or the making by the Backup Servicer of an assignment for the benefit of creditors or the failure by the Backup Servicer generally to pay its debts as such debts become due or the taking of corporate action by the Backup Servicer in furtherance of any of the foregoing; or

(d)           Any representation, warranty or statement of the Backup Servicer made in this Agreement or any certificate, report or other writing delivered by the Backup Servicer pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within thirty (30) days after written notice thereof shall have been given to the Backup Servicer by the Servicer, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been waived, eliminated or otherwise cured; or

(e)           Either (i) the Backup Servicer fails to receive Backup Servicer Fees or Backup Servicer Expenses as and when due as set forth in the Transfer and Servicing Agreement and the Indenture Supplements, which failure shall not be cured within twenty (20) days after the date on which written notice of such failure shall have been received by the Servicer and the Issuer or (ii) the Backup Servicer Account Required Amount shall have been reduced or eliminated in accordance with the definition of that term, without SST’s consent.

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SECTION 4.2  Consequences of a Termination Event.

(a)           If a Backup Servicer Event of Default (as defined in Section 4.1 above) shall occur and be continuing, the Servicer may, by notice given in writing to the Backup Servicer, terminate all of the rights and obligations of the Backup Servicer under this Agreement, except as set forth in Section 3.1(c), (d) and (f). On or after the receipt by the Backup Servicer of such written notice, all authority, power, obligations and responsibilities of the Backup Servicer under this Agreement shall be terminated. The terminated Backup Servicer agrees to cooperate with the Servicer in effecting the termination of the responsibilities and rights of the terminated Backup Servicer under this Agreement.

(b)           Notwithstanding any other provision of this Agreement, in the event of a Termination Event pursuant to Section 4.1(e), this Agreement shall terminate upon expiration of the given cure period, and the Backup Servicer shall then have no obligations or responsibilities under this Agreement, except as set forth in Section 3.1(f).

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.1  Waiver;  Amendment. Neither this Agreement nor any provision hereof may be waived, amended or modified orally, but only by an instrument in writing signed by the Servicer, the Transferor, the Backup Servicer, the Indenture Trustee and the Issuer; provided that any such amendment shall not materially and adversely affect the interests of any Noteholder; provided, further, that any such amendment shall be deemed not to materially and adversely affect the interests of any Noteholder if the Rating Agency Condition is satisfied.

SECTION 5.2  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 5.3  Severability of Provisions. If any one or more of the covenant, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 5.4  Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may not be assigned by the Backup Servicer without the prior written consent of the Issuer.

SECTION 5.5  Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder and the Persons entitled to be indemnified pursuant to Section 3.1, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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SECTION 5.6  Counterparts. For the purpose of facilitating its execution and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

SECTION 5.7  Notices. All demands, notices and communications under this Agreement shall be in writing, personally delivered or mailed, or by facsimile transmission, (a) in the case of the Backup Servicer, at the following address: 4315 Pickett Road, St. Joseph, Missouri 64503, Attention: John J. Chappell and Joseph D. Booz, Facsimile Number (816) 671-2038 and (b) in the case of the Servicer, at the following address: Case Credit Corporation, 233 Lake Avenue, Racine, Wisconsin Attention: Assistant Treasurer, Facsimile Number (262) 636-6284 and (c) in the case of the Issuer, at the following address:  CNH Wholesale Master Note Trust, in care of the Bank of New York, 101 Barclay Street, Floor 8W, New York, New York  10286, Attention:  Corporate Trust Administration – Asset Backed Finance Unit, Facsimile Number 212-815-2493 and (d) in the case of the Transferor, to CNH Wholesale Receivables Inc., 100 South Saunders Road, Lake Forest, Illinois  60045, Attention of: Assistant Treasurer, Facsimile Number (847) 955-4940 and (e) in the case of the Indenture Trustee, at its Corporate Trust Office; or at such other address as shall be designated by any such party in a written notice to the other parties. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) notice by telex, when telexed against receipt of answer back, or (iii) notice by facsimile copy, when verbal communication of receipt is obtained

SECTION 5.8  Nonpetition Covenants. Notwithstanding any prior termination of this Agreement, the Backup Servicer, the Servicer and the Indenture Trustee shall not, prior to the date that is one year and one day after the payment in full of all securities issued by Issuer or any other special purpose entity to which Transferor transfers receivables, which securities are rated at issuance by a nationally recognized statistical rating organization, with respect to the Issuer or the Transferor, acquiesce, petition or otherwise invoke or cause the Issuer or the Transferor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Issuer or the Transferor under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or the Transferor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer or the Transferor. The foregoing shall not limit the right of the Backup Servicer, the Servicer or the Indenture Trustee to file any claim in or otherwise take any action with respect to any such insolvency proceeding that was instituted against the Issuer or the Transferor by any Person other than the Backup Servicer, the Servicer or the Indenture Trustee.

SECTION 5.9  Term. The provisions of the Agreement and the duties and obligations of the Backup Servicer hereunder shall commence on the date hereof and shall continue in full force and effect until either (i) if SST is not then the Successor Servicer, the Notes of all Series have been repaid in their entirety or (ii) the Pool Balance equals zero, unless earlier terminated pursuant to the terms of this Agreement.

SECTION 5.10  Scope of Duties. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly

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understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties hereunder, it being understood by the parties hereto that the Backup Servicer will be responsible for any willful misconduct or negligence on the part of such agents, attorneys or custodians acting for and on behalf of the Backup Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer or its agents or the inaccuracy of any data provided, produced or supplied by the Servicer or its agents, except to the extent provided in Section 3.1(e) of this Agreement.

SECTION 5.11  Limitation of Liability of Trustee. Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by The Bank of New York, not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer, and in no event shall The Bank of New York, in its individual capacity or, except as expressly provided in the Trust Agreement, any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

SECTION 5.12  Miscellaneous. In connection with its execution and performance of this Agreement, the Issuer is entitled to all rights, privileges, benefits and indemnities provided to it under the Transfer and Servicing Agreement.

SECTION 5.13  Confidentiality. SST shall maintain, and shall cause each officer, employee and agent of itself and its affiliates to maintain, the confidentiality of this Backup Servicing Agreement, the Transaction Documents and all other confidential proprietary information with respect to the Case Credit, NH Credit, CWRI and CNH Global N.V. and their affiliates and each of their respective businesses obtained by SST in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Transaction Documents or as otherwise provided to SST from time to time due to its role as Backup Servicer or Successor Servicer, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to SST, (ii) as required by law, regulation or legal process or (iii) in connection with any legal or regulatory proceeding to which SST or any of their affiliates is subject.

[The balance of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the Servicer, the Issuer, the Backup Servicer, the Transferor and the Indenture Trustee have caused this Backup Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

CASE CREDIT CORPORATION, as Servicer

By:	/s/ Brian J. O’Keane
Name:	Brian J. O’Keane
Title:	Assistant Treasurer

CNH WHOLESALE RECEIVABLES INC.,
as Transferor

By:	/s/ Brian J. O’Keane
Name:	Brian J. O’Keane
Title:	Assistant Treasurer

CNH WHOLESALE MASTER NOTE TRUST, as Issuer

By:	The Bank of New York, not in its individual
capacity but solely as Owner Trustee

By:	/s/ J. Farber
Name:	J. Farber
Title:	Authorized Signatory

SYSTEMS & SERVICES TECHNOLOGIES, INC., as Backup Servicer

By:	/s/ Joseph D. Booz
Name:	Joseph D. Booz
Title:	EVP/General Counsel

S-1

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK,
as Indenture Trustee

By:	/s/ Joseph Costantino
Name:	Joseph Costantino
Title:	Assistant Vice President

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SCHEDULE I

DESCRIPTION OF VERIFICATION AND CONFIRMATION DUTIES
(BACKUP SERVICING)

The Backup Servicer shall provide the following services related to backup servicing in connection with the Accounts and the related Receivables.

(i)            The Backup Servicer will work with the Servicer’s personnel to obtain the necessary systems and data information from the servicing systems in use by the Servicer (the “Data File Layouts and Definitions” as set forth in Appendix A). The Backup Servicer will ensure that the data is readable. The Servicer will provide this information to the Backup Servicer on a monthly basis.

(ii)           On a monthly basis, commencing with the Initial Collection Period, the Backup Servicer shall (x) verify receipt of the Monthly Verification Files, as set forth in Appendix B, required to be delivered by the Servicer (at the time and in the manner specified in Section 2.1(a) of the Backup Servicing Agreement) and (y) verify that the records and data are in a readable format.

(iii)          On the 10th Business Day after receipt of the Monthly Verification Files and the Payment Date Statement from the Servicer, the Backup Servicer shall notify the Servicer that (i) the Backup Servicer has reviewed the Monthly Verification Files for the related Collection Period, (ii) a review of the information concerning delinquency aging, defaults and ending outstanding principal balance on the Accounts reflected on the Payment Date Statement has been made and (iii) to the best of SST’s knowledge using its best reasonable efforts, the data in such Monthly Verification Files ties to such items on the Payment Date Statement, resulting in no discrepancies between them. If the preceding statement cannot be made in the affirmative, SST shall notify the Servicer of the nature of any and all discrepancies. The Backup Servicer and the Servicer shall attempt to reconcile all discrepancies with respect to such Payment Date Statement. The effect, if any, of such reconciliation shall be reflected in the next succeeding Payment Date Statement.

SCHEDULE II

AMENDMENTS TO TRANSFER AND SERVICING AGREEMENT,
MASTER INDENTURE AND INDENTURE SUPPLEMENTS

Amend the Transfer and Servicing Agreement as follows:

1.             Amend the definition of “Account” by inserting “(for so long as Case Credit is the Servicer)” after “Servicer” in the second sentence thereof.

2.             Amend the definition of “Defaulted Amount” by inserting “(for so long as Case Credit is the Servicer)” after “Servicer” in clause (b) thereof.

3.             Amend the definition of “Eligible Servicer” by inserting “,the Backup Servicer” after “Trustee” in the first line thereof.

4.             Amend the definition of “Reallocated Yield Percentage” by inserting “Case Credit as” after “by” in the first sentence thereof.

5.             Amend the definition of “Transferor Deposit Amount” by inserting “(for so long as Case Credit is the Servicer)” after “Servicer” in the second line thereof.

6.             Amend Section 2.07(b) by replacing the first parenthetical with “(or, at the Transferor’s direction and expense, the Servicer on its behalf with respect to clauses (i)-(iii), (viii) and (ix) thereof).

7.             Amend Section 3.01(a) to read as follows:

The Servicer shall service and administer the Receivables, shall collect payments due under the Receivables and shall charge-off as uncollectible Receivables, all in accordance with its customary and usual servicing procedures for servicing wholesale receivables comparable to the Receivables which the Servicer services for its own account and in accordance with the Floorplan Financing Guidelines. The Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing and subject to Section 6.01, the Servicer is hereby authorized and empowered, unless such power and authority is revoked by the Indenture Trustee on account of the occurrence of a Servicer Default pursuant to Section 6.01, (i) to instruct the Indenture Trustee to make withdrawals and payments from the Collection Account and any Series Account as set forth in the Payment Date Statement, (ii) to instruct the Indenture Trustee to take any action required or permitted under any Enhancement as set forth in the Payment Date Statement, (iii) to execute and deliver, on behalf of the Issuer for the benefit of the Noteholders and any Enhancement Provider, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and to the extent permitted under and in compliance with applicable Requirements of Law, to commence enforcement proceedings with respect to such Receivables, (iv) to make any filings, reports, notices, applications, registrations with, and seek any consents or authorizations from, the Commission and any state securities authority at the expense of and on behalf of the Issuer at the direction of the Case Credit as Administrator as may be necessary or advisable to comply with any federal or state securities laws or reporting requirement, and (v) to delegate certain of its servicing, collection, enforcement and administrative duties hereunder with respect to the Accounts and the Receivables to any Person who agrees to conduct such duties in accordance with the Floorplan Financing Guidelines and this Agreement; provided, however, that the Servicer shall notify the Indenture Trustee, the Rating Agencies, any Agent and any Enhancement Providers in writing of any such delegation of its duties which is not in the ordinary course of its business, that no delegation will relieve the Servicer of its liability and responsibility with respect to such duties and that the Rating Agency Condition shall have been satisfied with respect to any such delegation. The Owner Trustee shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding the foregoing, the Backup Servicer as successor Servicer shall have the right to terminate any prior or existing subservicing arrangement with or without cause. In no event shall the Backup Servicer bear any expense in connection with such termination of any pre-existing subservicing arrangements. Notwithstanding any provision herein to the contrary, any and all expenses incurred by the successor Servicer associated with the commencement of enforcement proceedings under clause (iii) and any action under clause (iv) shall be fully reimbursable.

8.             Amend Section 3.01(b)(ii) so that it shall not apply to the Backup Servicer as Successor Servicer.

9.             Amend Section 3.01(d) to read as follows:

(d)           The Servicer shall comply with and perform its servicing obligations with respect to the Accounts and Receivables in accordance with the Floorplan Financing Agreements relating to the Accounts and the Floorplan Financing Guidelines, except insofar as any failure to so comply or perform would not materially and adversely affect the rights of the Issuer, the Originators or any of the Beneficiaries. Subject to compliance with all Requirements of Law, Case Credit as Servicer (or any Originator) may change the terms and provisions of the Floorplan Financing Agreements or the Floorplan Financing Guidelines in any respect (including the calculation of the amount or the timing of charge-offs and the rate of the finance charge assessed thereon), but only if (i) as a result of such change, in the reasonable judgment of the Case Credit as Servicer or such Originator, as applicable, no Early Amortization Event will occur at any time and none of the Enhancement Providers, if any, or the Noteholders shall be adversely affected and (ii) such change is made applicable to the comparable segment of wholesale accounts owned or serviced by the Case Credit as Servicer or such Originator, as applicable, which have characteristics the same as, or substantially similar to, the Accounts which are the subject of such change.

10.           Amend the second grammatical paragraph of Section 3.02 to read as follows:

The Servicer’s expenses include the reasonable fees and disbursements of independent accountants and all other expenses incurred by the Servicer in connection with its activities hereunder, and including taxes imposed on the Servicer and expenses incurred in connection with distributions and reports to the Noteholders. The Servicer shall be required to pay such expenses for its own account (other than expenses of enforcement proceedings in Section 3.01(c) when the Backup Servicer is acting as Successor Servicer, and other than expenses for filing financing statements or otherwise maintaining security interests as required under the Transaction Documents), and shall not be entitled to any payment therefor other than the Servicing Fee.

11.           Amend Section 3.03(a)(x) by substituting clause (A) in its entirety as follows:

“(A) sell, pledge, assign or transfer to any other Person, or grant, create, incur, suffer to exist or assume any Lien on, any Receivable sold and assigned to Issuer, whether now existing or hereafter created, or any interest therein, and Servicer shall defend the rights, title and interest of the Issuer, whether now existing or hereafter created, against all claims of third parties claiming through or under the Transferor or the Servicer or”.

12.           Add the following sentence at the end of Section 3.03(c):

In no event shall the Backup Servicer as Successor Servicer be obligated to purchase any Receivables pursuant to this Section 3.03(c).

13.           Replace Section 3.04 in its entirety with the following:

“On or before each Payment Date, with respect to each outstanding Series, the Servicer shall deliver to the Indenture Trustee a Payment Date Statement for each Payment Date substantially in the form set forth in the related Indenture Supplement. On or before each Payment Date, with respect to each outstanding Series, the Indenture Trustee  shall deliver any such report so received to any Enhancement Providers and the Rating Agencies.”

14.           Add the following new paragraph at the end of Section 3.06:

Notwithstanding this Section 3.06, if the Backup Servicer is then acting as the Successor Servicer, it shall only be required to provide a copy of its annual SAS 70 report and its audited financial statements.

15.           Add the following new proviso at the end of Section 5.02:

provided, however, that this Section 5.02 shall not apply to mergers or consolidations of the Backup Servicer in its capacity as successor Servicer within JPMorgan Chase Bank.

16.           Replace Section 5.04 in its entirety with the following:

(a)           The Servicer shall indemnify and hold harmless the Issuer, the Indenture Trustee, and the Owner Trustee, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of fraud, negligence, material breach of any duty under the Agreement or willful misconduct arising out of the activities of the Servicer, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Servicer shall not indemnify the Issuer, the Indenture Trustee or the Owner Trustee if such acts, omissions or alleged acts or omissions constitute fraud, negligence, breach of fiduciary duty or willful misconduct by the Issuer, the Indenture Trustee or the Owner Trustee. Notwithstanding the foregoing, the Servicer shall not indemnify the Issuer, the Indenture Trustee, the Owner Trustee or any Noteholder for any liabilities, cost or expense of the Issuer with respect to any Federal, state or local income or franchise taxes (or any interest or penalties with respect thereto) required to be paid by the Issuer or the Noteholders in connection herewith to any taxing authority.

(b)           Any indemnification by the Backup Servicer as Successor Servicer under this Article V shall survive the termination of this Agreement and the resignation and removal of the Indenture Trustee or the Owner Trustee, as the case may be.

(c)           The indemnification obligations of any Servicer that resigns or whose rights and obligations are terminated pursuant to Section 6.01 shall survive such resignation or termination to the extent, and only to the extent, any costs, expenses, losses, damages, claims and liabilities were incurred solely as a result of any actions taken (or not taken) by, or events solely in the control of, such predecessor Servicer.

17.           Amend Section 5.05 to read as follows:

The Servicer Not To Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that (a) the performance of its duties hereunder is no longer permissible under applicable law and (b) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until the Backup Servicer, Indenture Trustee or a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02 hereof. The Backup Servicer shall become the Successor Servicer upon such resignation. If there is no backup servicer engaged at the time to become the Successor Servicer and the Indenture Trustee is unable within 120 days of the date of such determination to appoint a Successor Servicer, the Indenture Trustee shall serve as Successor Servicer hereunder.

18.           Add the following new sentence at the end of Section 5.06:

The Indenture Trustee and its agents shall give reasonable notice of any such inspection or audit and such inspection shall be conducted in a manner that does not cause undue disruption or interference with the Servicer’s business.

19.           Amend Section 5.07 by inserting “, and any Successor Servicer with Case Credit’s consent (which is not to be unreasonably withheld or delayed) may,” after “may” in the first sentence of such section.

20.           Add the following as a new Section 5.09:

SECTION 5.09. Backup Servicer as Custodian. The Backup Servicer shall act as custodian of documentation and other records relating to the Receivables only if it is simultaneously acting as Successor Servicer pursuant to this Agreement.

21.           Add the following new proviso at the end of Section 6.01(f):

; provided, however, that the Backup Servicer, acting as Successor Servicer, may not be terminated for a Servicer Default set forth in Section 6.01(f).

22.           Amend paragraph  (b) of Section 6.02 to read as follows:

(b)           Upon its appointment, the Successor Servicer (including the Backup Servicer or the Indenture Trustee acting as Successor Servicer) shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer (unless otherwise provided herein or in the Backup Servicing Agreement) by the terms and provisions hereof (except that the Successor Servicer shall not be liable for any liabilities incurred by the predecessor Servicer), and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. Any Successor Servicer, by its acceptance of its appointment, will automatically agree to be bound by the terms and provisions of any Enhancement Agreement which it had received and reviewed in connection with its determination to continue as Backup Servicer under Section 3.6(b) of the Backup Servicing Agreement.

23.           Amend Section 7.01 to add the following language at the end thereof  “or, if the Backup Servicer is the Successor Servicer hereunder, on the day one week after the day on which the rights of all Series of Notes to receive payments from the Trust have terminated”.

24.           Add the following new paragraph (e) at the end of Section 8.02:

(e)           If the Backup Servicer is acting as the Successor Servicer, it  shall be reimbursed pursuant to Section 3.01(h) and 3.05(f) of the Series 2003-1 Indenture Supplement and Series 2003-2 Indenture Supplement or Section 3.01(i) or 3.05(e) of the Series 2003-3 Indenture Supplement for any costs incurred by it in performing its duties pursuant to this Section.

25.           Add the following new Section 8.18:

SECTION 8.18. Miscellaneous. The rights, protections, immunities and indemnities of the Backup Servicer set forth in the Backup Servicing Agreement shall apply to this Agreement as if set forth in full herein.

Amend the Indenture Supplements as follows:

26.           Add the following new proviso at the end of the definition of Monthly Servicing Fee in each of the Indenture Supplements:

provided that with respect to any Successor Servicer under the Transfer and Servicing Agreement, the Monthly Servicing Fee for each Collection Period shall be equal to the greater of

(a) 1/12th of 1.00% of the Collateral Amount as of the first day of such Collection Period, and (b) $7,500.

27.           Add the following as Section 3.01(h) of the Series 2003-1 Indenture Supplement and Series 2003-2 Indenture Supplement, and then re-number thereafter as Section 3.01(i) existing Section 3.01(h):

(h) (i) to the Backup Servicer, any accrued and unpaid Backup Servicer Fees (as defined in the Backup Servicer Agreement), Backup Servicer Fees and Expenses and indemnity payments, in each case to the extent unreimbursed under Section 4.02(e) of Master Indenture, Section 3.05(f) hereof, and to the extent not reimbursued pursuant to any other indenture supplements and (ii) to the Successor Servicer, any accrued and unpaid reimbursable expenses and indemnity payments that are payable to it, to the extent not reimbursued pursuant to any other indenture supplements;

28.           Add the following as Section 3.05(f) of the Series 2003-1 Indenture Supplement and Series 2003-2 Indenture Supplement, and then re-number thereafter as Section 3.05(g) existing Section 3.05(f):

(f) (i) to the Backup Servicer, any accrued and unpaid Backup Servicer Fees (as defined in the Backup Servicer Agreement), Backup Servicer Fees and Expenses and indemnity payments, in each case to the extent unreimbursed after application of Section 4.02(e) of Master Indenture, Section 3.01(h) hereof, and to the extent not reimbursued pursuant to any other indenture supplements and (ii) to the Successor Servicer, any accrued and unpaid reimbursable expenses and indemnity payments that are payable to it, to the extent not reimbursued pursuant to any other indenture supplements;

29.           Add the following as Section 3.01(i) of the Series 2003-3 Indenture Supplement, and then re-number thereafter as Section 3.01(j) existing Section 3.01(i):

(i) (i) to the Backup Servicer, any accrued and unpaid Backup Servicer Fees (as defined in the Backup Servicer Agreement), Backup Servicer Fees and Expenses and indemnity payments, in each case to the extent unreimbursed after application of Section 4.02(e) of Master Indenture, Section 3.05(e) hereof, and to the extent not reimbursued pursuant to any other indenture supplements and (ii) to the Successor Servicer, any accrued and unpaid reimbursable expenses and indemnity payments that are payable to it, to the extent not reimbursued pursuant to any other indenture supplements;

30.           Add the following as Section 3.05(e) of the Series 2003-3 Indenture Supplement, and then re-number thereafter as Section 3.05(f) existing Section 3.05(e):

(e) (i) to the Backup Servicer, any accrued and unpaid Backup Servicer Fees (as defined in the Backup Servicer Agreement), Backup Servicer Fees and Expenses and indemnity payments, in each case to the extent unreimbursed after application of Section 4.02(e) of Master Indenture, Section 3.01(i) hereof, and to the extent not reimbursued pursuant to any other indenture supplements and (ii) to the Successor Servicer, any accrued and unpaid reimbursable expenses and indemnity payments that are payable to it, to the extent not reimbursued pursuant to any other indenture supplements;

31.           Amend the definition of “Default Ratio Receivable” as set forth in the Series 2003-3 Indenture Supplement by deleting “the Servicer” from clause (iii)(y) thereof and inserting in its place “Case Credit as Servicer”.

32.           Amend Section 3.20(a)(iv) of the Series 2003-3 Indenture Supplement by deleting the first sentence thereof and inserting the following sentence in its place:

The obligation of a VFN Noteholder to purchase any related VFN Increase Amount is subject to satisfaction of the condition that, on any Adjustment Date on which an increase in the VFN Principal Balance is occurring, the Adjustment Conditions are satisfied with respect thereto and the Program Agent shall have received a certificate of a Responsible Officer of each of the Transferor and, if Case Credit is the Servicer, the Servicer, as to the fact that the Adjustment Conditions are satisfied with respect thereto.

33.           Amend Section 4.01(16) of the Series 2003-3 Indenture Supplement to read as follows:

CNH Global N.V. shall cease to own directly or indirectly all of the issued and outstanding shares of stock of the Originators, the Transferor, and if Case Credit is the Servicer, the Servicer;

Amend the Master Indenture as follows:

34.           Amend the definition of “Administrator” by adding the following sentence after the first sentence thereof:

In no event shall the Backup Servicer in its capacity as Successor Servicer be required to act as Administrator.

35.           Amend the definition of “Backup Servicer Account Required Amount” to read as follows:

“Backup Servicer Account Required Amount” means, initially, the Backup Servicer Account Initial Deposit, provided, however, the Backup Servicer Account Required Amount may be reduced by the Servicer with the consent of (i) Moody’s as evidenced by written affirmation that such reduction will not result in a downgrade or withdrawal by Moody’s of its then current rating of any Class or Series of Notes and (ii) the Backup Servicer, whose consent shall not be unreasonably delayed or withheld.

36.           Amend Section 4.02(c) to read as follows:

(c)           With respect to any Collection Period, whether the Servicer is required to make deposits of Collections pursuant to paragraph (a) or (b) above, if Case Credit is Servicer (i) the Servicer shall only be required to deposit Collections into the Collection Account up to the aggregate amount of Collections required to be deposited into any Series Account or, without duplication, distributed on the related Payment Date to Noteholders, to any Agent or to any Enhancement Provider pursuant to the terms of any Indenture Supplement or Enhancement Agreement and (ii) if at any time prior to such Payment Date the amount of Collections deposited in the Collection Account exceeds the amount required to be deposited pursuant to clause (i) above, the Servicer shall be permitted to withdraw the excess from the Collection Account.

37.           Amend Section 4.02(d) to insert “or, if Case Credit is no longer the Servicer, the Transferor,” after “Servicer” in the first sentence thereof.

38.           Amend the final sentence of Section 4.02(e) to read as follows:

To the extent that any Backup Servicer Account Shortfall Amount exists on any Payment Date, the Servicer (so long as the Servicer is Case Credit Corporation) agrees, within thirty days of demand thereof, to pay any such Backup Servicer Account Shortfall Amount to the Person entitled thereto.

39.           Add the following as Section 4.02(f):

On any Payment Date, the Backup Servicer as Successor Servicer may direct the Indenture Trustee to withdraw from the Collection Account and pay to the Backup Servicer as Successor Servicer amounts necessary to reimburse it for any out-of-pocket expenses incurred in connection with a liquidation of receivables solely to the extent such expenses were not netted out of liquidation proceeds with respect of such liquidated receivables and solely to the extent that any expenses do not exceed the aggregate proceeds recovered in respect of liquidated receivables during the related Collection Period; such payments to be made prior to any distributions under the Indenture Supplements.

40.           Amend Section 5.05 by inserting “, if Case Credit is Servicer,” after “or” in the last sentence of such section.